Exhibit 99.1

Alaska Communications Closes Transaction of Selling Its Wireless Business to GCI for $300 Million

ANCHORAGE, Alaska--(BUSINESS WIRE)--February 2, 2015--Alaska Communications (NASDAQ:ALSK) and General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today announced the companies have completed the previously announced transaction for Alaska Communications to sell its wireless subscriber base and its one-third interest in the Alaska Wireless Network, LLC (“AWN”) to GCI for $300 million.

Under the terms of the agreement, GCI assumed Alaska Communications’ wireless subscribers. Services will be uninterrupted.

The two companies have agreed upon a service transition plan for former Alaska Communications wireless customers. This will ensure a seamless continuation of service as wireless customers are transitioned to GCI.

Alaska Communications and GCI will notify customers with further details regarding the transition and customers do not need to take any action at this time.

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is a leading provider of advanced broadband and managed service solutions for businesses and consumers in Alaska. The Company operates a highly reliable, advanced statewide data and voice network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. For more information, visit www.alaskacommunications.com or www.alsk.com.

About GCI

GCI is the largest Alaska-based and -operated, integrated telecommunications provider, offering wireless, voice, data, and video services statewide. Learn more about GCI at www.gci.com.

Forward-Looking Statements

This joint release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside GCI's or Alaska Communications' control. For further information regarding risks and uncertainties associated with either company's business, please refer to either GCI's or Alaska Communications' SEC filings.

CONTACT:
Alaska Communications Contacts:
Media:
Heather Cavanaugh, 907-564-7722
Director, Corporate Communications
Heather.Cavanaugh@acsalaska.com
or
Investor Relations:
Tiffany Dunn, 907-564-7556
Manager, Board and Investor Relations
acsinvestors@acsalaska.com
or
GCI Contacts:
Media:
David Morris, 907-265-5396
VP, Corporate Communications
dmorris@gci.com
or
Investor Relations:
Tom Chesterman, 907-868-1585
VP, Finance
investor@gci.com